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Huntsman Corporation
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FOR IMMEDIATE RELEASE	Media:	Investor Relations:
July 31, 2007	Russ Stolle	John Heskett
The Woodlands, TX	(281) 719-6624	(801) 584-5768
NYSE: HUN

HUNTSMAN RELEASES 2007 SECOND QUARTER RESULTS

SECOND QUARTER ADJUSTED DILUTED INCOME FROM CONTINUING OPERATIONS WAS $0.33 PER SHARE AS COMPARED TO $0.34 PER SHARE IN PRIOR YEAR PERIOD

Second Quarter 2007 Highlights

•                                          Revenues for the second quarter of 2007 were $2,517.6 million, as compared to $2,389.0 million for the second quarter of 2006.

•                                          Second quarter 2007 net loss was $83.9 million or $0.36 loss per diluted share as compared to net income of $262.9 million or $1.13 per diluted share for the same period in 2006.  Adjusted net income from continuing operations for the second quarter of 2007 was $76.1 million or $0.33 per diluted share as compared to $80.2 million or $0.34 for the same period in 2006.

•                                          Adjusted EBITDA from continuing operations for the second quarter of 2007 was $241.4 million compared to $285.0 million for the same period in 2006.

Summarized earnings are as follows:

	Three months ended June 30,		Six months ended June 30,
In millions, except per share amounts	2007	2006	2007	2006

Net (loss) income	$(83.9)	$262.9	$(37.3)	$331.9
Adjusted net income from continuing operations	$76.1	$80.2	$129.2	$144.5

Diluted (loss) income per share	$(0.36)	$1.13	$(0.16)	$1.42
Adjusted diluted income per share from continuing operations	$0.33	$0.34	$0.55	$0.62

EBITDA	$9.6	$499.3	$251.6	$780.5
Adjusted EBITDA from continuing operations	$241.4	$285.0	$485.3	$544.7

See end of press release for important explanations

•                                          On July 12, 2007, we entered into a definitive merger agreement with Hexion Specialty Chemicals, Inc., an affiliate Apollo Management, L.P., pursuant to which Hexion will acquire all of our outstanding common stock for $28.00 per share in cash.  The total transaction is valued at $10.6 billion including the assumption of debt.

•                                          On June 22, 2007, we entered into an amended and restated agreement with Flint Hills Resources whereby we expect to close on the sale of our North American polymers business on or about August 1, 2007.  Second quarter 2007 results include a $240 million impairment charge related to this sale and the results of this business have been classified as discontinued operations for all periods.

Peter R. Huntsman, President and CEO, stated:

“I am pleased with our results for the 2nd quarter of 2007. Despite higher feedstock and energy cost and continued softness in most construction-related end markets in North America, our earnings profile was very similar to that achieved in the first quarter.  In our Polyurethanes segment, we saw MDI sales volumes increase by 15% as compared to the first quarter as demand, particularly in insulation applications, was strong in all global regions.

“We anticipate closing on the sale of our U.S. Polymers business to Flint Hills Resources in the coming days and look forward to completing the divestiture of our U.S. Base Chemicals business later this year following the commissioning and re-start of our Port Arthur, Texas olefins manufacturing facility.

“Finally, our agreement to merge with Hexion Specialty Chemicals, Inc. represents excellent value for our shareholders. I believe that the combination of Huntsman and Hexion will create one of the premier specialty chemical companies in the world. This organization will be characterized by its geographic reach, leading technologies and products and experienced management. We look forward to completing this transaction and being a part of this new organization.”

Huntsman Corporation

Operating Results

	Three months ended June 30,		Six months ended June 30,
In millions, except per share amounts	2007	2006	2007	2006

Revenues	$2,517.6	$2,389.0	$4,804.5	$4,688.0
Cost of goods sold	2,137.9	1,993.6	4,032.8	3,934.7
Gross profit	379.7	395.4	771.7	753.3
Operating expenses	257.7	102.7	504.4	291.5
Restructuring, impairment and plant closing costs	13.2	8.9	24.4	17.1
Operating income	108.8	283.8	242.9	444.7
Interest expense, net	(70.0)	(94.6)	(143.8)	(181.4)
Loss on accounts receivable securitization program	(4.7)	(3.6)	(9.0)	(5.9)
Equity in income of investment in unconsolidated affiliates	5.1	1.4	7.3	2.1
Other non-operating (expense) income	(1.3)	0.6	(2.1)	0.1
Income from continuing operations before income taxes and minority interest	37.9	187.6	95.3	259.6
Income tax benefit (expense)	8.0	(17.4)	(4.4)	(32.3)
Minority interest in subsidiaries’ loss (income)	11.1	(0.3)	10.7	(0.7)
Income from continuing operations	57.0	169.9	101.6	226.6
(Loss) income from discontinued operations, net of tax(1)	(132.0)	42.5	(132.4)	54.8
Extraordinary (loss) gain on the acquisition of a business, net of tax(2)	(8.9)	50.5	(6.5)	50.5
Net (loss) income	$(83.9)	$262.9	$(37.3)	$331.9

Net (loss) income	$(83.9)	$262.9	$(37.3)	$331.9
Interest expense, net	70.0	94.6	143.8	181.4
Income tax (benefit) expense	(8.0)	17.4	4.4	32.3
Depreciation and amortization	97.1	91.9	195.6	182.6
Income taxes, depreciation and amortization included in discontinued operations(1)	(65.6)	32.5	(54.9)	52.3
EBITDA(3)	$9.6	$499.3	$251.6	$780.5

Adjusted EBITDA - continuing operations(3)	$241.4	$285.0	$485.3	$544.7

Basic (loss) income per share	$(0.38)	$1.19	$(0.17)	$1.50
Diluted (loss) income per share	$(0.36)	$1.13	$(0.16)	$1.42
Adjusted diluted income per share from continuing operations(3)	$0.33	$0.34	$0.55	$0.62

Common share information:
Basic shares outstanding	220.9	220.6	220.9	220.6
Diluted shares	233.5	233.2	233.5	233.1

See end of press release for footnote explanations

Huntsman Corporation
Segment Results

	Three months ended June 30,		Six months ended June 30,
In millions	2007	2006	2007	2006

Segment Revenues:
Polyurethanes	$1,010.2	$925.1	$1,850.2	$1,734.2
Materials and Effects	621.5	335.3	1,211.1	658.4
Performance Products	548.4	543.4	1,100.3	1,053.3
Pigments	293.2	276.0	563.4	534.8
Polymers(4)	—	—	—	—
Base Chemicals	141.3	350.6	273.9	797.9
Eliminations and other(4)	(97.0)	(41.4)	(194.4)	(90.6)
Total from continuing operations	2,517.6	2,389.0	4,804.5	4,688.0
Discontinued operations (1)	385.6	954.0	746.0	1,843.6
Total	$2,903.2	$3,343.0	$5,550.5	$6,531.6

Segment EBITDA (3):
Polyurethanes	$158.6	$180.5	$276.9	$339.7
Materials and Effects	52.5	34.2	109.6	69.1
Performance Products	33.2	77.5	105.3	128.4
Pigments	21.9	31.8	45.4	65.1
Polymers(4)	(219.9)	35.2	(206.5)	75.6
Base Chemicals	21.9	138.1	21.4	152.9
Corporate and other(4)	(58.6)	2.0	(100.5)	(50.3)
Total	$9.6	$499.3	$251.6	$780.5

Segment Adjusted EBITDA(3) :
Polyurethanes	$159.2	$172.0	$277.9	$329.5
Materials and Effects	61.1	33.9	124.0	71.1
Performance Products	39.8	76.5	112.0	128.4
Pigments	20.9	31.9	43.9	67.7
Polymers(4)	—	—	—	—
Base Chemicals	(1.6)	13.1	1.3	35.3
Corporate and other(4)	(38.0)	(42.4)	(73.8)	(87.3)
Total from continuing operations	241.4	285.0	485.3	544.7
Discontinued operations (1)	20.6	77.1	36.5	109.2
Total	$262.0	$362.1	$521.8	$653.9

See end of press release for footnote explanations

Three Months Ended June 30, 2007 as Compared to Three Months Ended June 30, 2006

Revenues for the three months ended June 30, 2007, increased to $2,517.6 million, from $2,389.0 million during the same period in 2006.  Revenues increased in our Polyurethanes segment due to higher average selling prices and higher sales volumes.  Revenues increased in our Materials and Effects segment primarily due to the acquisition of our textile effects business in June 2006.  Revenues increased in our Performance Products segment due primarily to higher average selling prices.  Revenues increased in our Pigments segment due to higher sales volumes.  Revenues decreased in our Base Chemicals segment primarily due to the continuing outage at our Port Arthur, Texas olefins manufacturing facility since April 29, 2006 and the divestiture of certain of our U.S. butadiene and MTBE assets on June 27, 2006.

For the three months ended June 30, 2007, EBITDA was $9.6 million, a decrease from $499.3 million in the same period in 2006.  Total Adjusted EBITDA from continuing operations for the three months ended June 30, 2007 was $241.4 million, a decrease from $285.0 million for the same period in 2006.

Polyurethanes

The increase in revenues in the Polyurethanes segment for the three months ended June 30, 2007 compared to the same period in 2006 was due to higher average selling prices and higher sales volumes.  MDI sales volumes increased 4% primarily as the result of strong growth in Asia and Europe partially offset by reduced demand in the Americas.  MDI average selling prices increased 7% primarily in response to increased raw material costs.  MTBE average selling prices increased due to improved demand.

The decrease in EBITDA in the Polyurethanes segment was primarily the result of lower MDI margins due to higher raw material costs and expenses related to the ongoing outage at the China joint venture facility.  The temporary shutdown of the China joint venture facility, which was undergoing repairs to replace a damaged heat exchanger, resulted in incremental expenses of approximately $11 million during the second quarter of 2007.

Materials and Effects

The increase in revenues in the Materials and Effects segment for the three months ended June 30, 2007 compared to the same period in 2006 was primarily due to the acquisition of the textile effects business on June 30, 2006.  The textile effects business contributed $260.7 million in revenue for the three months ended June 30, 2007, while the advanced materials business contributed $360.8 million revenues for the same period, an increase of $25.5 million or 8% as compared to 2006.  The increase in advanced materials revenues was primarily the result of a 13% increase in average selling prices partially offset by a 5% decrease in sales volumes.

The increase in EBITDA in the Materials and Effects segment was primarily due to the acquisition of the textile effects business on June 30, 2006.  The textile effects business contributed $13.1 million of EBITDA for the three months ended June 30, 2007 which included $7.9 million of restructuring costs, while the advanced materials business contributed $39.4 million for the same period, an increase of $4.1 million or 12%.  The increase in EBITDA in the advanced materials business was primarily due to higher margins resulting from higher average selling prices, favorable product mix and the strength of major European currencies versus the U.S. dollar.  During the three months ended June 30, 2007, the Materials and Effects segment recorded restructuring and plant closing costs of $8.6 million as compared to a credit of $0.3 million for the comparable period in 2006.

Performance Products

The increase in revenues in the Performance Products segment for the three months ended June 30, 2007 compared to the same period in 2006 was the result of a 3% increase in average selling prices, partially offset by a 2% decrease in sales volumes.  Average selling prices increased primarily due to the strength of major European and Australian currencies versus the U.S. dollar.  The decrease in sales volumes was primarily attributable to lower sales of olefins, ethylene oxide, ethylene glycol and ethanolamines due to an outage at our Port Neches, Texas facility.

The decrease in EBITDA in the Performance Products segment was primarily due to lower sales margins  in our U.S. intermediates and olefins businesses due to the above mentioned outage at our Port Neches, Texas facility.  Fixed manufacturing and selling, general and administrative costs were also higher in the 2007 period as compared to the prior year.  In addition, during the three months ended June 30, 2007 we recorded a charge of $6.3 million relating to the settlement of a legal dispute, whereas during the three months ended June 30, 2006 we recorded a one-time gain on sale of real estate of $1.5 million.

Pigments

The increase in revenues in the Pigments segment for the three months ended June 30, 2007 compared to the same period in 2006 was primarily due to a 9% increase in sales volumes partially offset by a 1% decrease in average selling prices.  Sales volumes increased primarily due to stronger global demand.  Average selling prices decreased in the European and North American region due to competitive markets partially offset by the strength of major European currencies versus the U.S. dollar.

The decrease in EBITDA in the Pigments segment was primarily due to the lower local currency average selling prices discussed above.  The positive effect which the strength of the major European currencies versus the U.S. dollar had on revenues noted above was offset by the negative impact of the strength of the major European currencies on costs.

Polymers

On February 15, 2007 we entered into an agreement with Flint Hills Resources, LLC to sell the majority of the assets that comprise our Polymers segment.  On June 22, 2007 we entered into an amended agreement with Flint Hills Resources whereby we expect to close on the sale of our North American polymers business on or about August 1, 2007.  Results from our North American polymers business have been classified as discontinued operations.  Results from our Australian polymers business are now included in the Corporate and Other segment.

The decrease in EBITDA in the Polymers segment was primarily the result of an increase in restructuring, impairment and plant closing costs of $240.1 million.  In addition, lower margins driven primarily by lower average selling prices added to the decrease in EBITDA.  During the three months ended June 30, 2007 the Polymers segment recorded restructuring, impairment and plant closing costs of $240.1 million as compared to charges of nil for the same period in 2006.

Base Chemicals

The decrease in revenues in the Base Chemicals segment for the three months ended June 30, 2007 compared to the same period in 2006 was primarily the result of the continuing outage at our Port Arthur, Texas olefins manufacturing facility and the divestiture of certain of our U.S. butadiene and MTBE assets in the 2006 period.

The decrease in EBITDA in the Base Chemicals segment was primarily the result of the continuing outage at our Port Arthur, Texas olefins manufacturing facility and the divestiture of certain of our U.S. butadiene and MTBE assets.  During the three months ended June 30, 2007, EBITDA was negatively impacted by an estimated $31 million related to the outage at the Port Arthur, Texas olefins facility as compared to an estimated $64 million, which includes a $10 million impairment charge, in the 2006 period.

On February 15, 2007 we entered into an agreement with Flint Hills Resources, LLC to sell the assets that comprise this Base Chemicals segment.

Corporate and Other

Corporate and other items include the results of our Australia polymers business, unallocated corporate overhead, loss on the sale of accounts receivable, unallocated foreign exchange gains and losses, losses on the early extinguishment of debt, other non-operating income and expense, minority interest, unallocated restructuring costs, and the extraordinary gain on the acquisition of a business.  In the second quarter of 2007, the total of these items was a negative $58.6 million as compared to a positive $2.0 million in the 2006 period.  The decrease in EBITDA was primarily the result of a $8.9 million extraordinary loss related to the Textile Effects acquisition in the second quarter of 2007 whereas in the second quarter of 2006 we recorded an extraordinary gain of $50.5 million related to this acquisition.

Income Taxes

In the second quarter 2007, we recorded $8.0 million of income tax benefit as compared to $17.4 million of income tax expense in the comparable period of 2006.  During the quarter, we released the entire valuation allowance on the U.S. net deferred tax assets.  As a result, we recorded an incremental non-cash tax benefit of approximately $19.8 million to continuing operations and recorded a tax benefit on discontinued operations of $76.3 million.   Our effective tax rate benefit on an adjusted basis was 9% for the second quarter 2007 as compared to an effective tax expense rate of 15% in the prior year comparable period.  We expect our full year 2007 adjusted effective tax expense rate to be approximately 15%.

Liquidity, Capital Resources and Outstanding Debt

As of June 30, 2007 we had approximately $581 million in cash and unused borrowing capacity.  Our liquidity decreased during the quarter by approximately $93 million from $674 million as of March 31, 2007 primarily due to increased capital expenditures and increased net working capital partially offset by insurance proceeds.

In conjunction with the sale of our Polymers business to Flint Hills Resources, LLC, which we anticipate closing on or about August 1, 2007, we anticipate receiving  approximately $350 million in proceeds, subject to certain post closing adjustments.  Substantially all of such proceeds will be used to repay a portion of outstanding borrowings under our revolving credit facility and reduce borrowings under our accounts receivable securitization facility.

We expect to complete the sale of our North American Base Chemicals businesses by the end of the year following the successful re-start of our Port Arthur, Texas olefins facility.  In 2007, we expect to record a pre-tax net asset impairment charge related to the sales of this business of approximately $150 to $175 million.  We intend to use net proceeds from this sale to repay debt and further reduce borrowings under our off balance sheet accounts receivable securitization facility.   Also upon the successful start up of our olefins facility we expect to receive an additional $70 million in proceeds from Texas Petrochemicals, L.P. relating to the sale of our U.S. butadiene and MTBE business that was completed in June of 2006.

With respect to the Port Arthur, Texas fire damage, during the quarter ended June 30, 2007 we executed a sworn statement in proof of loss with the insurance companies to receive additional insurance recovery advances of $55 million in addition to the $250 million in advances previously received.  As of June 30, 2007 we received $18 million of the $55 million, the remaining $37 million was received in July 2007.  We anticipate receiving additional insurance proceeds associated with this claim during 2007.

For the three months ended June 30, 2007, total capital expenditures were approximately $186 million compared to $107 million for the same period in 2006.  The increase in capital spending is primarily attributable to the spending associated with the rebuild of the Port Arthur, Texas olefins facility which totaled approximately $63 million in the second quarter of 2007.  Excluding estimated 2007 capital expenditures to repair our Port Arthur, Texas olefins facility of approximately $218 million, we expect to spend approximately $550 million in capital expenditures in 2007.

Below is our outstanding debt:

	June 30,	December 31,
In millions	2007	2006

Debt: (6)
Senior Secured Credit Facilities	$1,858.0	$1,711.2
Secured Notes	294.1	294.0
Unsecured Notes	198.0	198.0
Subordinated Notes	1,246.9	1,228.3
Other Debt	186.4	213.8
Total Debt	3,783.4	3,645.3

Total Cash	167.5	263.2

Net Debt	$3,615.9	$3,382.1

Huntsman Corporation
Reconciliation of Adjustments

			Net Income (Loss) Available		Diluted Income (Loss)
	EBITDA		To Common Stockholders		Per Share
	Three months ended June 30,		Three months ended June 30,		Three months ended June 30,
In millions, except per share amounts	2007	2006	2007	2006	2007	2006

GAAP	$9.6	$499.3	$(83.9)	$262.9	$(0.36)	$1.13
Adjustments:
Loss on accounts receivable securitization program	4.7	3.6	—	—	—	—
Legal and contract settlements	6.3	(8.8)	4.4	(8.8)	0.02	(0.04)
Loss on early extinguishment of debt	0.4	—	0.2	—	0.00	—
Loss due to the Port Arthur outage (write off of assets)	—	9.4	—	9.2	—	0.04
Other restructuring, impairment and plant closing costs (credits)	13.2	(0.6)	14.0	(0.5)	0.06	(0.00)
Loss (gain) on dispositions of assets(5)	0.7	(92.4)	0.5	(89.6)	0.00	(0.38)
Loss (income) from discontinued operations, net of tax(1)	197.6	(75.0)	132.0	(42.5)	0.57	(0.18)
Extraordinary loss (gain) on the acquisition of a business, net of tax(2)	8.9	(50.5)	8.9	(50.5)	0.04	(0.22)

Adjusted continuing operations	$241.4	$285.0	$76.1	$80.2	$0.33	$0.34

Discontinued operations	$(197.6)	$75.0	$(132.0)	$42.5	$(0.57)	$0.18
Restructuring, impairment and plant closing costs	240.1	0.4	160.1	0.4	0.69	0.00
(Gain) loss on disposition of assets	(23.2)	—	(23.1)	—	(0.10)	—
Loss on accounts receivable securitization	1.3	1.7	—	—	—	—

Adjusted discontinued operations(1)	$20.6	$77.1	$5.0	$42.9	$0.02	$0.18

			Net Income (Loss) Available		Diluted Income (Loss)
	EBITDA		To Common Stockholders		Per Share
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
In millions, except per share amounts	2007	2006	2007	2006	2007	2006

GAAP	$251.6	$780.5	$(37.3)	$331.9	$(0.16)	$1.42
Adjustments:
Loss on accounts receivable securitization program	9.0	5.9	—	—	—	—
Legal and contract settlements	6.3	(8.8)	4.4	(8.8)	0.02	(0.04)
Loss on early extinguishment of debt	1.8	—	1.1	—	0.00	—
Loss due to the Port Arthur outage (write off of assets)	—	9.4	—	9.2	—	0.04
Other restructuring, impairment and plant closing costs	24.4	7.7	24.6	7.1	0.11	0.03
Gain on dispositions of assets(5)	(1.6)	(92.4)	(2.5)	(89.6)	(0.01)	(0.38)
Loss (income) from discontinued operations, net of tax(1)	187.3	(107.1)	132.4	(54.8)	0.57	(0.24)
Extraordinary loss (gain) on the acquisition of a business, net of tax(2)	6.5	(50.5)	6.5	(50.5)	0.03	(0.22)

Adjusted continuing operations	$485.3	$544.7	$129.2	$144.5	$0.55	$0.62

Discontinued operations	$(187.3)	$107.1	$(132.4)	$54.8	$(0.57)	$0.24
Restructuring, impairment and plant closing costs	241.1	(0.1)	161.1	(0.1)	0.69	(0.00)
(Gain) loss on disposition of assets	(19.7)	—	(20.7)	—	(0.09)	—
Loss on accounts receivable securitization	2.4	2.2	—	—	—	—

Adjusted discontinued operations(1)	$36.5	$109.2	$8.0	$54.7	$0.03	$0.23

See end of press release for footnote explanations

Conference Call Information

We will hold a telephone conference to discuss our second quarter results on Tuesday July 31, 2007 at 8:30 a.m. ET.

Call-in number for U.S. participants:	(800) 329 – 9097
Call-in number for international participants:	(617) 614 – 4929
Participant access code:	25642004

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning July 31, 2007 and ending August 6, 2007.

Call-in numbers for the replay:
Within the U.S.:	(888) 286 – 8010
International:	(617) 801 – 6888
Access code for replay:	47508950

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  Accordingly, there can be no assurance the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

In connection with the proposed Merger, the Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE HEXION AGREEMENT. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Huntsman Corporation Investor Relations, 500 Huntsman Way, Salt Lake City, Utah 84108, telephone: (801) 584-5700 or on the Company’s website at  http://www.huntsman.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Hexion Agreement. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth herein and in the proxy statement for the Company’s 2007 Annual Meeting of Shareholders, which was filed with the SEC on March 30, 2007. Shareholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the Hexion Agreement, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Hexion Agreement, which will be filed with the SEC.

(1)   On December 29, 2006, we completed the sale of our European petrochemicals business to SABIC.  On July 6, 2005 we completed the sale of our toluene di-isocyanate (TDI) business to BASF.  On February 15, 2007, we entered into a definitive agreement pursuant to which Flint Hills Resources would acquire our North American base chemicals and polymers business.  On June 22, 2007, we entered into an amended agreement with Flint Hills Resources providing for the closing to occur on August 1, 2007.  Sale of our North American Base Chemicals business is expected to close by year end after a restart of our Port Arthur, Texas olefins facility.

(2)   On June 30, 2006, we acquired the global textile effects business of Ciba Specialty Chemicals Inc. for approximately $172.1 million.  Because the fair value of acquired current assets less liabilities assumed exceeded the acquisition price and planned restructuring costs the excess was recorded as an extraordinary gain on the acquisition of a business.  The extraordinary gain (loss) recorded during the three and six months ended June 30, 2007 and 2006 respectively were $(8.9) million, $(6.5) million, $50.5 million and $50.5 million of which taxes were not applicable.

(3)   We use EBITDA, adjusted EBITDA from continuing operations, adjusted EBITDA from discontinued operations, adjusted net income from continuing operations and adjusted net income from discontinued operations. We believe that net income (loss) available to common stockholders is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, adjusted EBITDA from continuing operations and adjusted net income from continuing operations. We believe that income (loss) from discontinued operations is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to adjusted EBITDA from discontinued operations and adjusted net income from discontinued operations. Additional information with respect to our use of each of these financial measures follows.

EBITDA is defined as net income before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) available to common stockholders is set forth in the operating results table above.

Adjusted EBITDA from continuing operations is computed by eliminating the following from EBITDA:  gains and losses from discontinued operations; restructuring, impairment and plant closing (credits) costs; losses on the sale of accounts receivable to our securitization program; losses from early extinguishment of debt; extraordinary gain on the acquisition of a business; and gain on dispositions of assets.  The reconciliation of adjusted EBITDA from continuing operations to EBITDA is set forth in the reconciliation of adjustments table above.

Adjusted EBITDA from discontinued operations is computed by eliminating from income (loss) from discontinued operations: income taxes; depreciation and amortization; restructuring, impairment and plant closing (credits) costs; losses on the sale of accounts receivable to our securitization program; and loss on the sale of assets. The following table provides a reconciliation of adjusted EBITDA from discontinued operations to income (loss) from discontinued operations:

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

(Loss) income from discontinued operations, net of tax	$(132.0)	$42.5	$(132.4)	$54.8
Income tax (benefit) expense	(76.3)	6.9	(76.3)	0.4
Depreciation and amortization	10.7	25.6	21.4	51.9
EBITDA from discontinued operations	(197.6)	75.0	$(187.3)	$107.1
Restructuring, impairment and plant closing costs	240.1	0.4	241.1	(0.1)
(Gain) loss on disposition of assets	(23.2)	—	(19.7)	—
Loss on accounts receivable securitization	1.3	1.7	2.4	2.2
Adjusted EBITDA from discontinued operations	$20.6	$77.1	$36.5	$109.2

Adjusted net income from continuing operations is computed by eliminating the after tax impact of the following from net income (loss) available to common stockholders: loss (income) from discontinued operations; restructuring, impairment and plant closing (credits) costs; losses on the early extinguishment of debt; extraordinary gain on the acquisition of a business; and gain on dispositions of assets. The reconciliation of adjusted net income from continuing operations to net income (loss) available to common stockholders is set forth in the reconciliation of adjustments table above.

Adjusted net income from discontinued operations is computed by eliminating the after tax impact of the following from income (loss) from discontinued operations: restructuring, impairment and plant closing (credits) costs; and loss on the sale of assets.  The reconciliation of adjusted net income from discontinued operations to net income (loss) available to common stockholders is set forth in the reconciliation of adjustments table above.

(4)   In the second quarter 2007, our Australia polymers business was transferred from our Polymers segment to our Corporate and Other segment.  All segment information for prior periods has been restated to reflect this transfer and is presented in the table below.

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenues	$34.6	$50.1	$72.2	$94.9
EBITDA	$(11.5)	$(3.8)	$(14.1)	$(9.0)
Adjusted EBITDA	$(6.2)	$(3.0)	$(7.1)	$(4.1)

(5)   On January 4, 2007 we sold the assets comprising our Australia polyester resin business.  For the six months ended June 30, 2007 we recognized a net of tax gain of $4.1 million, the income tax impact of which was nil.

On February 15, 2007 we announced that definitive documents had been signed with Flint Hills Resources, LLC to sell our North American Base Chemicals and Polymers assets.  During the second quarter 2007 we recognized net of tax adjusting charge related to the disposition of these assets of $0.5 million, the income tax impact of which was $0.2 million.  During the six months ended June 30, 2007 we recognized net of tax gain related to the disposition of these assets of $2.5 million, the income tax impact of which was $0.9 million.

On June 27, 2006 we sold the assets comprising certain of our U.S. butadiene and MTBE business.  During the second quarter 2006 we recognized a net of tax gain of $89.6 million, the income tax impact of which was $2.8 million for the sale of our U.S. butadiene and MTBE business as well as our Guelph, Ontario facility.

(6)   Excludes $500 million and $443 million of off-balance sheet financing obtained under our accounts receivable securitization program as of June 30, 2007, and December 31, 2006, respectively.